Exhibit 10.17

Summary of Expedia, Inc. Non-Employee Director Compensation Arrangements

Each non-employee director of Expedia, Inc. is entitled to receive the following compensation:

•	an annual retainer of $45,000, paid in equal quarterly installments;

•

a grant of restricted stock units with a value of $250,000 (based on the closing price of Expedia’s common stock on The Nasdaq Stock Market on the day prior to the grant), upon such director’s initial election to office and annually thereafter on June 1, such restricted stock units to vest in three equal installments commencing on the first anniversary of the grant date and accumulate dividends declared and paid on underlying shares of common stock during the vesting period, paid upon vesting;

•	an annual retainer of $20,000 for each member of the Audit Committee (including the Chairman) and $15,000 for each member of the Compensation Committee (including the Chairman); and

•	an additional retainer of $10,000 for each of the Chairman of the Audit Committee and the Chairman of the Compensation Committee.

Expedia, Inc. will also reimburse such directors for all reasonable expenses incurred to attend Board and committee meetings.

Under Expedia’s Non-Employee Director Deferred Compensation Plan, non-employee directors may defer all or a portion of their directors’ fees. Eligible directors who defer their directors’ fees may elect to have such deferred fees (i) applied to the purchase of share units, representing the number of shares of Expedia common stock that could have been purchased on the date such fees would otherwise be payable, or (ii) credited to a cash fund. If any dividends are paid on Expedia common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the average “bank prime loan” rate for such year identified in the U.S. Federal Reserve Statistical Release. Upon termination of service as a director of the Company, a director will receive (1) with respect to share units, such number of shares of Expedia common stock as the share units represent, and (2) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as elected by the eligible director at the time of the deferral election.